Exhibit 99.2

embecta completes spin-off from BD and lists on NASDAQ

as a global leader in diabetes care

100-year legacy in insulin delivery

Largest producer of diabetes injection devices in the world

Over 2,000 employees globally serving more than 100 countries.

FRANKLIN LAKES, N.J., April 1, 2022 — Embecta Corp. (embecta) (NASDAQ: EMBC) and its employees around the world celebrate its launch today as one of the largest global pure-play diabetes care companies. The leadership team and other key members of the organization will be at the NASDAQ Stock Market to ring the closing bell.

embecta’s history in the diabetes care category dates back to 1924 and the development of the world’s first specialized insulin syringe. Today, it is the leading producer of diabetes injection devices, manufacturing approximately 8 billion injection devices annually for an estimated 30 million patients.

“We are building on a nearly 100-year legacy as pioneers in diabetes care by becoming an independent public company,” said Devdatt “Dev” Kurdikar, CEO of embecta. “As the largest producer of diabetes injection devices in the world, embecta is an established leader with unmatched manufacturing expertise, global distribution and commercial capabilities in over 100 countries. We are now better positioned to drive shareholder value and accelerate growth by investing in both organic and inorganic innovation, which will help give people living with diabetes the knowledge and tools they need every day. We are thankful for our 2,000 employees, who are highly motivated and work tirelessly each day to improve the lives of people living with diabetes, and we are excited about the opportunities that lie ahead.”

embecta’s core business is driven by the chronic demand for insulin. Right now, approximately 1 in 10 individuals worldwide have diabetes1 and rates of diagnosis, treatment, and care are rising, especially in emerging markets, due to changing demographics, lifestyle factors, and increased access to care. Left untreated, people with diabetes face a host of medical complications and co-morbidities. embecta is an integral player in delivering treatment to people with diabetes worldwide and it is the Company’s vision to help people live a life unlimited by diabetes.

As a standalone public company, embecta will now have the strategic, operational, and financial independence to optimize its product portfolio, and achieve more efficient resource and capital allocation to address the significant unmet need for chronic diabetes care. As an independent company, embecta has an opportunity to serve the large and growing insulin delivery market, which embecta estimates to be $6 billion to $8 billion per year.

With approximately 800,000 sq ft of manufacturing space across the United States, Ireland, and China, embecta is the global market leader in pen needles.

A live webcast of the closing bell will be available on the NASDAQ Stock Exchange website today at 4:00 p.m. EST.

About embecta

embecta, formerly part of BD (Becton, Dickinson and Company), is one of the largest pure-play diabetes care companies in the world, leveraging its nearly 100-year legacy in insulin delivery to empower people with diabetes to live their best life through innovative solutions, partnerships and the passion of more than 2,000 employees around the globe. For more information, visit embecta.com.

[1]	(International Diabetes Federation)

CONTACTS

Media:

Christian Glazar

Sr. Director, Corporate Communications

908-821-6922

Christian.Glazar@bd.com

Investors:

Jake Elguicze

Chief Financial Officer

201-847-4215

jake.elguicze@bd.com

Forward-Looking Statements

This press release contains certain forward-looking statements (as defined under Federal securities laws) regarding embecta’s future prospects and performance. All such statements are based upon current expectations of embecta and involve a number of risks and uncertainties. With respect to forward-looking statements contained herein, a number of factors could cause actual outcomes to vary materially. We do not intend to update any forward-looking statements to reflect events or circumstances after the date hereof except as required by applicable laws or regulations.

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